Filed Pursuant to Rule 424(b)(3)
File No. 333-106629
PROSPECTUS SUPPLEMENT NO. 2
(To Prospectus Dated August 5, 2003)
CYTRX CORPORATION
Common Stock
Warrants
     This Prospectus Supplement supplements our prospectus dated August 5, 2003. This Prospectus Supplement should be read in conjunction with, and may not be delivered or utilized without, the Prospectus and all other prior supplements thereto. This Prospectus Supplement is qualified by reference to the prospectus, except to the extent that the information in this Prospectus Supplement supersedes the information contained in our prospectus.
Selling Securityholders
     The table beginning on page 15 in the Prospectus titled “Selling Securityholders” is amended by this Prospectus Supplement as follows:
     (A) Omicron Master Trust transferred a warrant for the purchase of 32,003 shares of our common stock registered by this Prospectus to Rockmore Investment Mast Fund Ltd.; and
     (B) Nixon Peabody LLP transferred its entire warrant to purchase 500,000 shares of our common stock registered by this Prospectus as follows: (i) A warrant for the purchase of 480,000 shares of our common stock was transferred to Christine Simone, and (ii) a warrant to purchase 20,000 shares of our common stock was transferred to Blanca Stahlman.
     As a result of the foregoing transfers, Omicron Master Trust remains a selling securityholder and Rockmore Investment Mast Fund Ltd., Christine Simone, and Blanca Stahlman shall henceforth be treated as additional selling securityholders for purposes of the Prospectus. The information regarding selling securityholders in the Prospectus is revised and supplemented to reflect the transfers described in the preceding paragraphs. The beneficial ownership information for the selling securityholders listed below is as of January 25, 2007.

	Beneficial Ownership Before Offering(1)					Beneficial Ownership
				Number of		After Offering (1)(3)
	Number of			Shares Being		Number
	Shares		Percent (2)	Offered		of Shares	Percent (2)
Omicron Master Trust	355,682	(4)	*	69,029	(4)	286,653	*
Rockmore Investment Mast Fund Ltd.	164,905	(5)	*	32,003	(5)	132,902	*
Christine Simone	480,000	(6)	*	480,000	(6)	0	*
Blanca Stahlman	20,000	(7)	*	20,000	(7)	0	*

Less than one percent. *

(1)	Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of common stock subject to options, warrants and convertible securities currently exercisable or convertible, or exercisable or convertible within 60 days, are deemed outstanding, including for purposes of computing the percentage ownership of the person holding such option, warrant or convertible security, but not for purposes of computing the percentage of any other holder.

(2)	Included as outstanding for this purpose are 70,440,603 shares outstanding on January 25, 2007, plus, in the case of each of these selling securityholders, the shares issuable upon exercise of the options or warrants held by such selling securityholder (but not including shares issuable upon exercise or conversion of any other options, warrants or other securities held by any other person).

(3)	Assumes that all shares and warrants included in this prospectus will be sold by the selling securityholder.

(4)	Represents 355,682 shares of our common stock issuable upon exercise of warrants, which includes 69,029 shares of our common stock issuable upon exercise of warrants included in this prospectus. Omicron Capital, L.P., a Delaware limited partnership (“Omicron Capital”), serves as investment manager to Omicron Master Trust, a trust formed under the laws of Bermuda (“Omicron”), Omicron Capital, Inc., a Delaware corporation (“OCI”), serves as general partner of Omicron Capital, and Winchester Global Trust Company Limited (“Winchester”) serves as the trustee of Omicron. By reason of such relationships, Omicron Capital and OCI may be deemed to share dispositive power over the shares of our common stock owned by Omicron, and Winchester may be deemed to share voting and dispositive power over the shares of our common stock owned by Omicron. Omicron Capital, OCI and Winchester disclaim beneficial ownership of such shares of our common stock. As of the date of this prospectus supplement, Mr. Olivier H. Morali, an officer of OCL, and Mr. Bruce T. Bernstein, a consultant to OCI, have delegated authority from the board of directors of OCI regarding the portfolio management decisions with respect to the shares of our common stock owned by Omicron. By reason of such delegated authority, Messrs. Morali and Bernstein may be deemed to share dispositive power over the shares of our common stock owned by Omicron. Messrs. Morali and Bernstein disclaim beneficial ownership of such shares of our common stock and neither of such persons has any legal right to maintain such delegated authority. No other person has sole or shared voting or dispositive power with respect to the shares of our common stock being offered by Omicron, as those terms are used for purposes under Regulation 13D-G of the Securities Exchange Act of 1934, as amended. Omicron and Winchester are not “affiliates” of one another, as that term is used for purposes of the Exchange Act or of any other person named in this prospectus as a selling stockholder. No person or “group” (as that term is used in Section 13(d) of the Exchange Act or the SEC’s Regulation 13D-G) controls Omicron and Winchester.

(5)	Represents 164,905 shares of our common stock issuable upon exercise of warrants, which includes 32,003 shares of our common stock issuable upon exercise of warrants included in this prospectus. Rockmore Capital, LLC (“Rockmore Capital”) and Rockmore Partners, LLC (“Rockmore Partners”), each a limited liability company formed under the laws of the State of Delaware, serve as the investment manager and general partner, respectively, to Rockmore Investments (US) LP, a Delaware limited partnership, which invests all of its assets through Rockmore Investment Master Fund Ltd., an exempt company formed under the laws of Bermuda (“Rockmore Master Fund”). By reason of such relationships, Rockmore Capital and Rockmore Partners may be deemed to share dispositive power over the shares of our common stock owned by Rockmore Master Fund. Rockmore Capital and Rockmore Partners disclaim beneficial ownership of such shares of our common stock. Rockmore Partners has delegated authority to Rockmore Capital regarding the portfolio management decisions with respect to the shares of our common stock owned by Rockmore Master Fund and, as of January 25, 2007, Mr. Bruce T. Bernstein and Mr. Brian Daly, as officers of Rockmore Capital, are responsible for the portfolio management decisions of the shares of common stock owned by Rockmore Master Fund. By reason of such authority, Messrs. Bernstein and Daly may be deemed to share dispositive power over the shares of our common stock owned by Rockmore Master Fund. Messrs. Bernstein and Daly disclaim beneficial ownership of such shares of our common stock and neither of such persons has any legal right to maintain such authority. No other person has sole or shared voting or dispositive power with respect to the shares of our common stock as those terms are used for purposes under Regulation 13D-G of the Securities Exchange Act of 1934, as amended. No person or “group” (as that term is used in Section 13(d) of the Exchange Act or the SEC’s Regulation 13D-G) controls Rockmore Master Fund.

(6)	Represents warrants to purchase 480,000 shares of our common stock.

(7)	Represents warrants to purchase 20,000 shares of our common stock.
          Neither Rockmore Investment Master Fund Ltd., Christine Simone nor Blanca Stahlman has had any material relationship with us or any of our affiliates within the past three years.
* * * * *
          Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this Prospectus Supplement. Any representation to the contrary is a criminal offense.
The date of this Prospectus Supplement is February 2, 2007.

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